EXHIBIT 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY OPENS
GRAND LUX CAFE IN GARDEN CITY, NEW YORK

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

          Calabasas Hills, CA – November 18, 2005 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced the opening of its sixth Grand Lux Cafe restaurant on November 17, 2005 at Roosevelt Field in Garden City, New York.  The restaurant contains approximately 13,100 square feet and approximately 350 seats.

          To celebrate the opening, the Grand Lux Cafe hosted a benefit on November 12, 2005 for three non-profit organizations: Children of Hope, Us Against Abuse, and Girl Scouts of Nassau County.  The ticket price for the event included cocktails, appetizers, a buffet of specialties, live music and freshly baked desserts.  The Grand Lux Cafe, in partnership with its vendors, underwrote the event in order to donate 100% of the proceeds from ticket sales to the three beneficiaries.

About The Cheesecake Factory

          The Cheesecake Factory Incorporated operates 101 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $16.60.  The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates six upscale casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name.  For more information about The Cheesecake Factory Incorporated, please visit www.thecheesecakefactory.com.

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The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100